UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2011

Republic Airways Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-49697	06-1449146
(Commission File Number)	(IRS Employer Identification No.)

8909 Purdue Road
Suite 300
Indianapolis, IN 46268
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (317) 484-6000

None.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On its first quarter 2011 earnings call, Republic Airways Holdings Inc. (the “Company”) announced a program to restructure the Company’s subsidiary, Frontier Airlines, Inc. (“Frontier”), by making changes to its network, fleet allocation and operating costs to improve overall business results by $100 million annually.  A part of that effort included restructuring wages and benefits, including the Frontier pilots (the “Pilots”) represented by the Frontier Airlines Pilot Association (“FAPA”).

On June 10, 2011, Frontier reached a tentative agreement with FAPA pursuant to which FAPA agreed in principle to, among other things, (i) the postponement of certain pay increases, (ii) reduced Company contributions to the Pilots’ 401(k) plan, (iii) reduced accruals for vacation days and sick days and (iv) an extension of the collective bargaining agreement by two years (collectively, the “Investment”).  The agreement is subject to ratification by the Pilots and final board approval by the Company.  The vote on ratification is expected to conclude by June 17, 2011.

In exchange for the Investment, FAPA will receive an equity stake in Frontier.  The Company has agreed to certain other conditions which must be met during the term to continue the Investment by FAPA.  Those conditions include aircraft growth at Frontier, a liquidity raise of at least $70 million by the Company through one or more debt issuances or other financings, material execution of Frontier’s restructuring program by the end of 2011, and a good faith effort by the Company to attract equity investment(s) in Frontier that would reduce the Company’s ownership of Frontier to a minority interest by December 31, 2014.  In addition, the Company has agreed to establish a profit sharing program for Frontier employees.

(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.

By:	/s/ Timothy P. Dooley
Name: Timothy P. Dooley
Title: Senior Vice President and Chief Financial Officer

Dated: June 10, 2011